Exhibit 3.1

Articles of Association

of

Addex Therapeutics Ltd

I.                                        Corporate Name, Registered Office, Duration, Purpose

Article 1

Corporate Name, Registered Office, Duration

Under the name Addex Therapeutics Ltd (Addex Therapeutics SA) (the “Company”) exists a corporation which is subject to these Articles of Association and the provisions of Chapter 26 of the Swiss Code of Obligations (CO). The registered office of the Company is in Plan-les-Ouates, canton of Geneva. The duration of the Company shall be unlimited.

Article 2

Purpose

The purpose of the Company is to acquire, to hold, to administer continuously, to sell and to finance participations in companies of all kinds in Switzerland and abroad, to the exclusion of real estate participations, except where permitted under Swiss law.

The Company may open branch offices and subsidiaries and agencies in Switzerland and abroad. It may grant guarantees or other security in relation to liabilities of affiliated companies. In addition, the Company may engage in any other commercial, financial and other activities which may promote or relate to the purpose of the Company.

The Company may acquire, manage, exploit and sell in Switzerland and abroad intellectual property rights and, where permitted under Swiss law, real estate.

II.                                   Share Capital, Bons de Jouissance, Shares Certificates, Shares Register, Nominees

Article 3

Share Capital

The share capital of the Company is CHF 32’848’635.- It is divided into 32’848’635 registered shares with a nominal value of CHF 1 each.

All shares are fully paid-in.

The Meeting of Shareholders may at any time convert registered shares into bearer shares or bearer shares into registered shares and, as the case may be, non-voting shares into shares, by amending these Articles of Association.

Article 3a

Bons de jouissance

The Company has issued 1,700 (one thousand seven hundred) registered bons de jouissance (profit sharing certificates/Genussscheine) to be granted to employees and/or directors of the Company or a group company according to respective regulations of the Board of Directors.

The bons de jouissance are uncertificated.

The bons de jouissance are transmissible only with the prior consent of the Board of Directors.

The bons de jouissance do not form part of the share capital and do not have a nominal value. They do not grant any right to vote nor the right to attend Meetings of Shareholders. Each bon de jouissance grants (i) a right to subscribe for 1,000 shares and (ii) a right to liquidation proceeds of the Company calculated in accordance with Article 34 of the Articles of Association.

The Company shall maintain a register of holders of bons de jouissance listing the surname and first name (in the case of legal entities, the company name), address and nationality (in the case of legal entities, the registered office) of the holders of bons de jouissance.

The provisions regarding the share register (Article 5 of the Articles of Association) shall apply mutatis mutandis to the register of holders of bons de jouissance.

The Board of Directors may at any time hold, acquire or alienate bons de jouissance for the account of the Company. The Company can at any time cancel bons de jouissance.

Article 3b

Authorized Share Capital

The Board of Directors shall be authorized, at any time until 9 June 2022 to increase the share capital in an amount of CHF 16’424’317.— through the issuance of 16’424’317 fully paid registered shares with a nominal value of CHF 1 each. An increase in partial amounts shall be permitted. The Board of Directors shall determine the issue price, the type of payment, the date of issue of new shares, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a banking institution, a syndicate or another third party with a subsequent offer of these shares to the current shareholders (unless the pre-emptive rights of current shareholders are excluded). The Board of Directors may permit pre-emptive rights that have not been exercised to expire or it may place these rights and/or shares as to which pre-emptive rights have been granted but not exercised, at market conditions or use them for other purposes in the interest of the Company.

The subscription and acquisition of the new shares, as well as each subsequent transfer of the shares, shall be subject to the restrictions of Article 5 of the Articles of Association.

The Board of Directors is authorized to restrict or exclude the pre-emptive rights of shareholders and allocate such rights to third parties if the shares are to be used (1) for the acquisition of enterprises, parts of an enterprise, or participations, or for new investments, or, in case of a share placement, for the financing or refinancing of such transactions; or (2) for the purpose of the participation of strategic partners (including in the event of a public tender offer) or for the purpose of an expansion of the shareholder constituency in certain investor markets or (3) for the granting of an over-allotment option (Greenshoe) of up to 20 percent to the banks involved in connection with a placement of shares, or (4) for raising capital in a fast and flexible manner, which would not be achieved without the exclusion of the statutory pre-emptive rights of the existing shareholders.

Article 3c

Conditional Share Capital

A)           The share capital of the Company may be increased by a maximum aggregate amount of CHF 10’557’419.— through the issuance of a maximum of 10’557’419 registered shares, which shall be fully paid-in, with a par value of CHF 1 per share by the exercise of option rights or subscription rights attached to bons de jouissance which the employees, directors and/or consultants of the Company or a group company are granted according to respective regulations of the Board of Directors. The pre-

emptive rights of the shareholders are excluded. The acquisition of registered shares through the exercise of option rights or subscription rights granted to the holders of bons de jouissance and the subsequent transfer of the registered shares shall be subject to the transfer restrictions pro-vided in Article 5 of the Articles of Association.

B)           The share capital of the Company may be increased by a maximum aggregate amount of CHF 5’866’898.- through the issuance of a maximum 5’866’898 registered shares, which shall be fully paid-in, with a par value of CHF 1 per share by the exercise of option and/or conversion rights which are granted to shareholders of the company and/or in connection with the issue of bonds, similar obligations or other financial instruments by the Company or another group company. In the case of such grants of option and/or conversion rights, the advanced subscription right of shareholders is excluded. The holders of option and/or conversion rights are entitled to receive the new shares. The Board of Directors shall determine the terms of the option and/or conversion rights. The acquisition of registered shares through the exercise of option or conversion rights and the subsequent transfer of the registered shares shall be subject to the transfer restrictions provided in Article 5 of the Articles of Association.

The Board of Directors shall be authorized to restrict or exclude the advanced subscription rights of shareholders (1) if the debt or other financial instruments and/or conversion rights or warrants are issued for the purpose of financing or refinancing of the acquisition of enterprises, parts of an enterprise, or participations or new investments or (2) if such debt or other financial instruments and/or conversion rights or warrants are issued on the national or international capital markets and for the purpose of a firm underwriting by a banking institution or a consortium of banks with subsequent offering to the public or (3) if such debt or other financial instruments and/or conversion rights or warrants are issued for raising capital in a fast and flexible manner, which would not be achieved without the exclusion of the advanced subscription rights of the existing shareholders.

If the advance subscription rights are excluded by the Board of Directors, the following hall apply: the issuance of convertible bonds or warrants or other financial market instruments shall be made at the prevailing market conditions (including dilution protection provisions in accordance with market practice) and the new shares shall be issued pursuant to the relevant conversion or exercise rights in connection with bond or warrant issue conditions. Conversion rights may be exercised during a maximum 10-year period, and warrants may be exercised during a maximum 7-year period, in each case from the date of the respective issuance.”

Article 4

Abolished Printing of Share Certificates

The shareholder may at any time request the Company to issue a confirmation of the number of registered shares held by such shareholder. The shareholder is not entitled, however, to request the printing or delivery of share certificates for registered shares. The Company may, on the other hand, at any time print and deliver share certificates for registered shares, and may, with the consent of the shareholder, cancel share certificates that are delivered to it, without replacement.

Uncertificated registered shares, including any uncertificated rights arising thereunder, may be transferred only by way of assignment. In order to be valid, such assignment requires notification to the Company.

If a bank administers uncertificated registered shares on a shareholders’ behalf, such shares and the uncertificated rights arising thereunder may only be transferred with the bank’s cooperation. Furthermore, they can only be pledged in favor of such bank, in which case no notification to the .Company is required.

Article 5

Share Register, Nominees

The Company shall maintain a share register listing the surname and first name (in the case of legal entities, the company name), address and nationality (in the case of legal entities, the registered office) of the owners and usufructuaries of the registered shares. If a registered shareholder changes his address, the new address must be communicated to the Company. As long as this has not been done, all notices by letter will be sent validly to the address entered in the share register.

Acquirers, of registered shares shall upon application be registered as shareholders with the right to vote, provided that they expressly declare that they acquired the registered shares in their own name and for their own account.

The Board of Directors may register nominees with the right to vote in the share register to the extent of up to 5% of the registered share capital as set forth in the commercial register. Registered shares held by a nominee that exceed this limit may be registered in the share register with the right to vote if the nominee discloses the names, addresses and the number of shares of the persons for whose account it holds 1% or more of the registered share capital as set forth in the commercial register. Nominees within the meaning of this provision are persons who do not explicitly declare in the request for registration to hold the shares for their own account and with whom the Board of Directors has entered into a corresponding agreement.

Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise as well as individuals or corporate bodies and partnerships who act in concert to circumvent the regulations concerning the nominees (especially as syndicates), shall be treated as one single nominee within the meaning of the preceding paragraph.

After hearing the registered shareholder or nominee, the Board of Directors may cancel, with retroactive effect as of the date of registration if appropriate, the registration of shareholders if the registration was effected based on false information or in case of breach of the agreement between the nominee and the Board of Directors. The respective shareholder or nominee shall be informed immediately of the cancellation of the registration.

The Board of Directors shall specify the details and give the necessary orders concerning the adherence to the preceding regulations. In particular cases it may allow exemptions from the regulation concerning nominees. It may delegate its duties.

The limitation for registration in the share register provided for in this Article shall also apply to shares acquired or subscribed by the exercise of subscription, option or conversion rights.

Article 6

Exercise of Shareholders’ Rights

Shares are not divisible. The Company shall only accept one representative per share.

The voting rights and other rights associated with a registered share may only be exercised by a shareholder, usufructuary or nominee registered in the share register with the right to vote, or by persons who are entitled by law to the voting right of a share, subject to Article 13, which regulates the representation of the shareholders.

III.          Corporate Bodies

Article 7

Corporate Bodies

The corporate bodies of the Company are:

a)            The Meeting of Shareholders;

b)            The Board of Directors;

c)             The (statutory) Auditors.

A.            The Meeting of Shareholders

Article 8

Powers of the Shareholders Meeting

The Meeting of Shareholders is the supreme body of the Company. The following non-delegable powers are vested in the Meeting of Shareholders:

1.                                      to adopt and amend the Articles of Association;

2.                                      to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Voting Rights Representative;

3.                                      to approve the annual report and the consolidated financial statements;

4.                                      to approve the annual financial statements and to determine the allocation of profits as shown on the balance sheet, in particular with regard to dividends;

5.                                      to approve the compensation of the Board of Directors and the Executive Management in accordance with Article 27 of these Articles of Association;

6.                                      to grant discharge to the members of the Board of Directors and the persons entrusted with management;

7.                                      to pass resolutions concerning all matters reserved to the authority of the Meeting of Shareholders by law or under the Articles of Association.

Article 9

Ordinary and Extraordinary Meeting of Shareholders

The Ordinary Meeting of Shareholders shall be held each year within six months after the close of the business year.

Extraordinary Meetings of Shareholders shall be held when deemed necessary by the Board of Directors or the Auditors or demanded by a resolution of the shareholders in a

Meeting of Shareholders. Furthermore, an Extraordinary Meeting of Shareholders shall be convened if this is requested by one or more shareholder(s) who represent an aggregate amount of at least 10 percent of the share capital and who submit in writing a petition specifying the items for the agenda and the proposals, and, in case of elections, the name of the proposed candidates.

Article 10

Convocation

The Meeting of Shareholders shall be called by the Board of Directors or, if necessary, the Auditors, no later than 20 days prior to the meeting date. The liquidators shall also be entitled to call a Meeting of Shareholders.

Notice of the meeting shall be given by way of an announcement appearing once in the official publication organ of the Company. Holders of registered shares may also be informed by ordinary mail.

The annual business report, the Compensation Report and the Auditor’s report and, if any, the Group Auditor’s report must be available for examination by the Shareholders at the registered office of the Company at least 20 days prior to the date of the Ordinary Meeting of Shareholders. Such reference shall be included in the invitation to the Ordinary Meeting of Shareholders.

The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and, if applicable, of the shareholders who demanded that a Meeting of Shareholders be held or that an item be included in the agenda and, in case of elections, the names of the nominated candidates.

Article 11

Agenda

One or more shareholders whose combined shareholdings represent an aggregate nominal value of at least CHF 1,000,000 or at least 10 percent of the share capital may demand that an item be included on the agenda of a Meeting of Shareholders. Such a request must be made in writing to the Board of Directors at the latest 60 days before the Meeting and shall specify the agenda items and the proposals made.

No resolution may be passed on agenda items for which no proper notice was given; this prohibition does not apply, however, to proposals made during a Meeting of Shareholders to call an Extraordinary Meeting of Shareholders or to initiate a special audit.

No prior notice is required for proposals concerning items included on the agenda and for debates as to which no vote is taken.

Article 12

Chairman, Vote Counters, Minutes

The Meeting of Shareholders shall be chaired by the Chairman of the Board. In his absence, the Vice-Chairman or any other member of the Board designated by the Board shall take the chair.

The Chairman of the Meeting shall designate the Secretary and the vote counters, who need not be shareholders. The minutes shall be signed by the Chairman of the Meeting and the Secretary.

Article 13

Voting Rights, Proxies, Independent Voting Rights Representative

Each share recorded as share with voting rights in the share register confers one vote on its registered holder.

The Board of Directors shall issue procedural rules regarding participation in and representation at the Meeting of Shareholders. Every shareholder may be represented at the Meeting of Shareholders by the Independent Voting Rights Representative or any person who is authorized by a written proxy. A proxy need not be a shareholder.

The General Meeting of Shareholders shall elect the Independent Voting Rights Representative for a term of office extending until completion of the next Annual General Meeting of Shareholders. Re-election is permitted.

If the Company does not have an Independent Voting Rights Representative, the Board of Directors shall appoint the Independent Voting Rights Representative for the next General Meeting of Shareholders.

Article 14

Resolutions, Elections

Unless otherwise required by law or these Articles of Association, the Meeting of Shareholders shall pass resolutions and decide elections upon an absolute majority of votes represented. In case of a tie, the Chairman of the Meeting shall have a casting vote.

Resolutions and elections shall be decided by a show of hands, unless a vote by written ballot or in electronic manner is resolved by the Meeting of Shareholders or ordered by the Chairman of the Meeting. The Chairman of the Meeting may at any time order to repeat an election or resolution taken on a show of hands with a written or electronic ballot, if he doubts the results of the vote. In this case, the preceding election or resolution taken on a show of hands is deemed not to have occurred.

If the first ballot fails to result in an election and more than one candidate is standing for election, the Chairman of the Meeting shall order a second ballot in which a relative majority shall be decisive.

B.            Board of Directors

Article 15

Number of Directors

The Board of Directors shall consist of a minimum of 1 member and a maximum of 11 members.

Article 16

Election, Term of Office

The members of the Board of Directors and the Chairman of the Board of Directors are elected individually by the General Meeting of Shareholders for a term of office extending until completion of the next Annual General Meeting of Shareholders.

Members whose term of office has expired are immediately eligible for re-election.

Should the position of Chairman of the Board of Directors become vacant, the Board of Directors shall appoint a new Chairman from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

Article 17

Organization of the Board of Directors

Except for the election of the Chairman of the Board of Directors and the members of the Compensation Committee by the General Meeting of Shareholders, the Board of Directors shall determinate its own organisation. It may elect from its members one or, if necessary, several Vice-Chairmen. The Board of Directors shall further appoint a Secretary, who need not be a member of the Board of Directors.

The Board of Directors may appoint from amongst its members standing or ad hoc committees entrusted with the preparation and execution of its decisions or the supervision of specific parts of the business. The Board of Directors shall ensure that it is kept properly informed.

Subject to mandatory law and the provisions of these Articles of Association, the Board of Directors determines its own internal organization and the modalities for the passing of resolutions in Organizational Rules.

Article 18

Convening of Meetings, Resolutions, Minutes

The Chairman, in his absence the Vice-Chairman or any other member of the Board of Directors shall convene meetings if and when the need arises or whenever a member requests a meeting in writing setting forth the reasons for the meeting. A meeting may also be held by telephone or video conference.

The adoption of resolutions of the Board of Directors requires a majority of the votes cast.

Resolutions may also be passed in writing (including by telefax or by electronic signature) unless a member of the Board of Directors requests oral deliberation.

Article 19

Attributions

The Board of Directors may pass resolutions concerning all matters not reserved to the authority of any other corporate body by law, these Articles of Association or regulations.

The Board of Directors has, in particular, the following non-delegable and inalienable duties:

1.             the ultimate direction of the Company and the issuance of the necessary instructions;

2.             the determination of the organization of the Company;

3.             the structuring of the accounting system, financial control and financial planning;

4.                                      the appointment and removal of the persons entrusted with management and representation of the Company, as well as the determination of their signatory power;

5.                                      the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with the law, these Articles of Association, the regulations and directives;

6.                                      the preparation of the business report and the Compensation report, preparation of the Meetings of Shareholders and the implementation of the resolutions adopted by the Meeting of Shareholders;

7.                                      the passing of resolutions regarding the subsequent payment of capital with respect to non fully paid-in shares;

8.                                      the passing of resolutions concerning an increase in share capital to the extent that such power is vested in the Board of Directors (art. 651 para. 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association, as well as making the required report on the capital increase;

9.                                      the non-delegable and inalienable duties and powers of the board of directors pursuant to the Swiss Merger Act and any other law;

10.                               the notification of the judge if liabilities exceed assets.

In addition, the Board of Directors may, within the limits of the law and by virtue of the Organizational Rules, delegate in whole or in part, its powers, as well as management and the representation of the Company to one or several members of the Board of Directors or to third parties.

C.            Compensation Committee

Article 20

Number of members, election, term of office

The Compensation Committee shall comprise 1 to 3 members of the Board of Directors. If the Board of Directors consists of less than 4 members, the Compensation Committee may consist of the same members as the Board of Directors.

Members of the Compensation Committee shall be elected individually by the General Meeting of Shareholders for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

The members of the Compensation Committee are immediately eligible for re-election at the end of their term of office.

Article 21

Organization of the Compensation Committee

The Compensation Committee shall determine its own organization. The Board of Directors shall elect the Chairman of the Compensation Committee.

The Board of Directors shall issue regulations establishing the organization and decision making process of the Compensation Committee.

Article 22

Powers and Duties of the Compensation Committee

The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the Board of Directors and of the Executive Management, and may submit proposals to the Board of Directors in other compensation-related issues.

The Board of Directors shall determine in regulations for which positions of the Board of Directors and of the Executive Management the Compensation Committee shall submit proposals for the performance metrics, target values and the compensation to the Board of Directors, and for which positions it shall itself determine, in accordance with the Articles of Association and the compensation guidelines established by the Board of Directors, the performance metrics, target values and the compensation.

The Board of Directors may delegate further tasks to the Compensation Committee that shall be determined in regulations.

Article 23

Election, Term of Office

The Meeting of Shareholders shall elect the Auditors.

The term of office of the Auditors shall be one year. The term of office commences on the day of the election and expires on the day of the next Ordinary Meeting of Shareholders.

The Meeting of Shareholders may for purposes of the special reviews required in connection with capital increases (articles 652f, 653f, 653i CO) elect special auditors. If no special auditors have been elected, the regular Auditors are in charge of these tasks.

Article 24

Duty to Audit and Report

The Auditors perform their duties in accordance with the applicable provisions of the Swiss Code of Obligations.

Article 25

Special Audits, Interim Audits

The Board of Directors may at any time request the Auditors to conduct special audits, including interim audits, and to submit their reports.

IV.                       Compensation of the Board of Directors and Executive Management

Article 26

General principles of compensation

The compensation of the members of the Board of Directors consists of fixed and variable compensation elements. The total compensation shall take into consideration position and level of responsibility of the recipient.

The compensation of the members of the Executive Management consists of fixed and variable compensation elements. The fixed compensation comprises the base salary and other compensation elements. The variable compensation may comprise short-term and long term variable compensation elements. The compensation shall take into consideration position and level of responsibility of the recipient.

The short-term variable compensation elements shall be governed by performance metrics that take into account the performance of the Company, the group or parts thereof, targets in relation to the market, other companies or comparable benchmarks and/or individual targets, and achievement of which is generally measured during a one-year period.

Long-term variable compensation elements shall be governed by performance metrics that take into account strategic and/or financial objectives, achievement of which is generally measured during a perennial period, as well as retention elements.

Depending on achieved performance, the compensation may amount to a predetermined multiplier of target level.

The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the performance metrics and target levels of the short- and long-term variable compensation elements, as well as their achievement.

The compensation may be paid in the form of cash, shares, share-based instruments or units or in the form of other types of benefits. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market or by using conditional share capital.

Compensation may be paid by the Company or companies controlled by it.

Article 27

Approval of Compensation by the General Meeting of Shareholders

The General Meeting of Shareholders shall approve the proposals of the Board of Directors in relation to the maximum aggregate amounts of:

1.             the compensation of the Board of Directors for the next term of office;

2.             the compensation of the Executive Management for the next financial year.

The Board of Directors may submit for approval by the General Meeting of Shareholders deviating or additional proposals relating to the same or different periods.

In the event the General Meeting of Shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by the same Annual General Meeting of Shareholders, an Extraordinary General Meeting of Shareholders or the next Annual General Meeting of Shareholders.

The compensation may be paid out prior to approval by the General Meeting of Shareholders subject to sub - sequent approval.

Article 28

Additional amounts in case of changes in the Executive Management

If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of the Executive Management or are being promoted within the Executive Management after the General Meeting of Shareholders has approved the compensation of the Executive Management for the relevant period then the Company or companies controlled by it shall be authorised to pay such member(s) a supplementary amount during the compensation period(s) already approved. The supplementary amount per compensation period shall in total not exceed 100% of the maximum aggregate amount of compensation of the Executive Management last approved.

V.                                    Agreements with members of the Board of Directors and of the Executive Management, loans

Article 29

Agreements with members of the Board of Directors and of the Executive Management

The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors with respect to their compensation. The duration and termination shall comply with the term of office and the law.

The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Management. Employment agreement for a fixed term may have a maximum duration of one year; renewal is permitted. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

The Company or companies controlled by it may enter agreements on non-compete with members of the Executive Management for the time after termination of employment. Their duration shall not exceed one year, and consideration paid for such non-compete undertaking shall not exceed the last total annual compensation of such member of the Executive Management.

Article 30

Credits

Credits may not be granted to members of the Board of Directors or the Executive Management

VI.                               Mandates Outside the Group

Article 31

No member of the Board of Directors may hold more than fourteen additional mandates of which no more than four mandates may be in companies listed on a stock exchange. No member of Executive Management may hold more than five mandates of which no more than two may be in companies listed on a stock exchange.

The following mandates shall not be subject to the above mentioned limitations:

1.                                      Mandates in companies that are controlled by the Company or which control the Company;

2.                                      Mandates that are carried out at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Management shall carry out more than ten such mandates; and

3.                                      Mandates in associations, non-profit organizations, foundations, trusts and employee welfare foundations, education institutions, non-profit institutions and other similar organisations. No members of the Board of Director or of the Executive Management may carry out more than twenty-five such mandates.

Mandates shall mean mandates in the supreme governing body of a legal entity which is required to be registered in the commercial register or a comparable foreign register. Mandates in different legal entities that are under joint control or same beneficial ownership are deemed one mandate.

VII.                          Financial Year, Allocation of Profits

Article 32

Financial Year, Annual Report

The Board of Directors determines the beginning and the end of the business year.

For each business year, the Board of Directors shall prepare an annual report consisting of the annual financial statements (including the profit and loss statements, balance sheet and notes to the financial statements), the business report and the consolidated financial statements.

Article 33

Allocation of Profits, Reserves

The profit shown on the balance sheet shall be allocated by the Meeting of Shareholders within the limits set by applicable law. The Board of Directors shall submit its proposals to the Meeting of the Shareholders.

Further reserves may be taken in addition to the reserves required by law.

Dividends that have not been claimed within five years after their due date shall pass to the Company and be allocated to the general reserves.

VIII.                     Dissolution

Article 34

Dissolution, Liquidation

The Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

The liquidation shall be carried out by the Board of Directors to the extent that the Meeting of Shareholders has not entrusted the same to other persons.

The liquidation of the Company shall take place in accordance with article 742 seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

After all debts have been satisfied, the net proceeds shall be distributed among the shareholders and the holders of bons de jouissance in proportion to the number of shares and the number of subscription rights attached to the bons de jouissance.

IX.                              Notices, Communications

Article 35

Notices, Communications

The official publication organ of the Company shall be the Swiss Official Gazette of Commerce (Feuille Officielle Suisse du Commerce). The Board of Directors may designate other publication organs as well.

To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce.

In case of written communications by the Company to its shareholders, such shall be sent by ordinary mail to the last address of the shareholder entered in the share register of the Company.

X.                                   Contribution in Kind, Acquisition of Assets

Article 36

Contribution in Kind

Mr. Timothy Dyer contributes to the Company, on its own behalf and on a fiduciary basis:

(i)                                     3,317,492 (three-million-three-hundred-seventeen-thousand-and-four-hundred-ninety-two) fully paid-in shares of Addex Pharma SA (formerly Addex Pharmaceuticals SA) in Plan-les-Ouates (Geneva) with a nominal value of CHF 1 (one Swiss Franc) each.

This contribution in-kind is made and accepted at the price of CHF 3,317,492 (three-million-three-hundred-seventeen-thousand-four-hundred ninety-two Swiss Francs), entirely made on account of the share capital.

In consideration for this contribution in kind, the Company allots 3,317,492 (three-million-three-hundred-seventeen-thousand-four-hundred-ninety-two) fully paid-in registered shares with a nominal value of CHF 1 (one Swiss Franc) each.

(ii)                                  670,000 (six-hundred-seventy-thousand) fully paid-in non-voting shares (bans de participation) with a nominal value of CHF 1 (one Swiss Franc) each, representing the entire capital of non-voting shares (capital-participation) of Addex Pharma SA (formerly Addex Pharmaceuticals SA) in Plan-les-Ouates (Geneva).

This contribution in kind is made and accepted at the price of CHF 670,000 (six-hundred-seventy-thousand), entirely made on account of the share capital.

In consideration for this contribution in kind, the Company allots 670,000 (six-hundred-seventy-thousand) fully paid-in non-voting shares (bons de participation) with a nominal value of CHF 1 (one Swiss Franc) each.

Article 37

Acquisitions of Assets

The Company has acquired from Addex Pharma SA (formerly Addex Pharmaceuticals SA) in Plan-les-Ouates (Geneva) the entire share capital of Addex Pharmaceuticals France SAS, a company incorporated under the laws of France with registered seat in Archamps (France), that is, 37,000 (thirty-seven-thousand) shares with a nominal value of EUR 1 each (one Euro), for the total purchase price of CHF 1 (one Swiss Franc).

XI.          Miscellaneous

Article 38

Translation of the Articles of Association

The Articles of Association are translated in English. The French text is the only official version.

Article 39

Opting-out

Growth Equity Opportunities Fund IV, LLC, c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093, and New Leaf Biopharma Opportunities I, L.P., 7 Times Square, Suite 3502, New York, NY 10036, United States, in each case including their direct or indirect partners or shareholders as well as any other entity or person (whether incorporated or not) that alone or together with others controls or otherwise holds any relevant interest in them, are, when acting alone or in concert pursuant to art. 135 of the Swiss Federal Act on Financial Markets Infrastructures (FMIA) exempted from the duty pursuant to art. 135 FMIA (Opting-out within the meaning of art. 125 para. 3 FMIA). The foregoing Opting-out provision will expire on March 21, 2023 with effect for any crossing of the threshold pursuant to art. 135 FMIA which occurs thereafter.

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Le notaire soussigné certifie que les présents statuts, sont ceux en vigueur à I’issue de I’assemblée générale ordinaire du neuf juin deux mil vingt.

Genève, le 10 juin 2020/ns